Exhibit 99(b)

CONSENT OF JERRY R. ENGLE

Pursuant to Rule 438 of the General Rules and Regulations under the Securities Act of 1933, as amended, I hereby consent to being named in the Proxy Statement-Prospectus included in the Registration Statement on Form S-4 to which this consent is an exhibit and confirm my consent to serve as a director of First Merchants Corporation in such capacity.

/s/ Jerry R. Engle
Jerry R. Engle

Date: September 23, 2008

Ex. 99(b)-1